Exhibit 99.(a)(1)(E)

Confirmation E-mail to Persons who Elect to Participate in
the Offer to Exchange Certain Outstanding Options for Restricted Stock Units

GlobalOptions Group, Inc. (the “Company”) has received your election form dated __________ __, 2008, by which you elected to have some or all of your eligible outstanding options (those options granted prior to January 1, 2008 under our 2005 Stock Option Plan, 2006 Stock Option Plan or 2006 Long-Term Incentive Plan) cancelled in exchange for restricted stock units, subject to the terms and conditions of the Company’s offer.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form that was previously provided to you. A properly completed and signed copy of the withdrawal form must be received via facsimile, e-mail (via PDF or similar imaged document file to ExchangeOffer@GlobalOptionsGroup.com), U.S. mail (or other post), Federal Express (or similar delivery service) or by hand delivery on or before 11:59 p.m., New York Time, on June 25, 2008 by the Company at the following address:

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY 10019
Attn: Exchange Offer

Only responses that are complete, signed, and actually received by the Company by the deadline will be accepted. Responses submitted by any means other than those mentioned above are not permitted. If you have questions, please direct them to Rob Toro at (212) 445-6262 or ExchangeOffer@GlobalOptionsGroup.com.

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, the Company will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when the Company gives oral or written notice to the option holders generally of the Company’s acceptance of such options for exchange, which notice may be made by press release, e-mail or other method of communication. The Company’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Harvey W. Schiller, Ph.D.; (3) the election form; and (4) the withdrawal form. You may access these documents through the investor relations portion of the Company’s website at http://www.globaloptions.com or the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

Confirmation E-mail to Persons who Withdraw their Stock Options from the Offer to Exchange Certain Outstanding Options for Restricted Stock Units

GlobalOptions Group, Inc. (the “Company”) has received your withdrawal form dated __________ __, 2008, by which you rejected the Company’s offer to exchange some or all of your eligible outstanding options for restricted stock units. Please note that eligible options you did not elect to withdraw on your withdrawal form, if any, remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in the offer, a properly completed and signed copy of the election form must be received via facsimile, e-mail (via PDF or similar imaged document file to ExchangeOffer@GlobalOptionsGroup.com), U.S. mail (or other post), Federal Express (or similar delivery service) or by hand delivery on or before 11:59 p.m., New York Time, on June 25, 2008 by the Company at the following address:

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY 10019
Attn: Exchange Offer

Only responses that are complete, signed and actually received by the Company by the deadline will be accepted. Responses submitted by any means other than those mentioned above are not permitted. If you have questions, please direct them to Rob Toro at (212) 445-6262 or ExchangeOffer@GlobalOptionsGroup.com.

This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Harvey W. Schiller, Ph.D.; (3) the election form; and (4) the withdrawal form. You may access these documents through the investor relations portion of the Company’s website at http://www.globaloptions.com or the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.